Exhibit 4.32

EXECUTION VERSION

FACILITY AGREEMENT

5 JULY 2019

CTRIP.COM INTERNATIONAL, LTD.

as Borrower

BANK OF COMMUNICATIONS CO., LTD. HONG KONG BRANCH, THE BANK OF EAST

ASIA, LIMITED (東亞銀行有限公司), CHINA CONSTRUCTION BANK (ASIA)

CORPORATION LIMITED, THE HONGKONG AND SHANGHAI BANKING

CORPORATION LIMITED, THE KOREA DEVELOPMENT BANK and BANK OF CHINA

LIMITED

as Mandated Lead Arrangers and Bookrunners

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 HERETO

as Original Lenders

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Agent

for

UP TO USD2,000,000,000 EQUIVALENT TRANSFERABLE TERM LOAN FACILITY

WITH AN INCREMENTAL FACILITY OF UP TO USD500,000,000

Schedule			Page
1.	Original Parties		83
	Part 1	Mandated Lead Arrangers and Bookrunners	83
	Part 2	Lead Arrangers	83
	Part 3	Arranger	84
	Part 4	Senior Manager	84
	Part 5	Original Lenders	84
2.	Conditions Precedent		85
3.	Requests		87
	Part 1	Utilisation Request	87
	Part 2	Selection Notice	89
4.	Form of Transfer Certificate		90
5.	Form of Assignment Agreement		93
6.	Form of Compliance Certificate		97
7.	Timetables		98
8.	Form of Incremental Facility Notice		99

Signatories			85

THIS AGREEMENT is dated 5 July 2019 and made

BETWEEN:

(1)

CTRIP.COM INTERNATIONAL, LTD., an exempted company incorporated under the laws of the Cayman Islands with registration number 97668 and its registered office at Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands and listed on The Nasdaq Stock Market (Stock Code CTRP) (the Borrower);

(2)

BANK OF COMMUNICATIONS CO., LTD. HONG KONG BRANCH, THE BANK OF EAST ASIA, LIMITED (東亞銀行有限公司), CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED, THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, THE KOREA DEVELOPMENT BANK and BANK OF CHINA LIMITED as mandated lead arrangers and bookrunners (in this capacity, whether acting individually or together, the Mandated Lead Arrangers and Bookrunners);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as lenders (the Original Lenders); and

(4)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as agent of the Finance Parties (other than itself) (the Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Administrative Party means each of the Agent and the Mandated Lead Arrangers and Bookrunners.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Anti-Bribery and Corruption Laws means all laws, rules, and regulations issued, administered or enforced by the United States of America, the United Kingdom, the European Union or any of its member states, or any other country or governmental agency, which are applicable to the Borrower or any other member of the Group from time to time concerning or relating to bribery or corruption, including:

(a)	the United States Foreign Corrupt Practices Act 1977; and

(b)	the United Kingdom Bribery Act 2010.

APLMA means the Asia Pacific Loan Market Association Limited.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Agent.

Authorisation means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Availability Period means:

(a)

in relation to the Original Tranche A Facility and the Original Tranche B Facility, the period from and including the date of this Agreement to and including the date falling six Months from the date of this Agreement;

(b)

in relation to the Subsequent Tranche A Facility and the Subsequent Tranche B Facility, the period from and including the Subsequent Facility Effective Date to and including the date falling six Months from the date of this Agreement; and

(c)

in relation to the Incremental Tranche A Facility and the Incremental Tranche B Facility, the period from and including the Incremental Facility Establishment Date to and including the date falling six Months from the Incremental Facility Establishment Date.

Available Commitment means, in relation to a Facility, a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, New York and:

(a)	(in relation to LIBOR fixing) London;

(b)	(in relation to EURIBOR fixing) which is also a TARGET Day; and

(c)	(in relation to a day on which a payment is to be made by a Finance Party under any Finance Document) Beijing.

Code means the US Internal Revenue Code of 1986.

Co-founders means:

(a)	James Jianzhang Liang;

(b)	Min Fan;

(c)	Neil Nanpeng Shen; and

(d)	Qi Ji.

Commitment means an Original Commitment, a Subsequent Commitment or an Incremental Commitment.

Compliance Certificate means a certificate delivered pursuant to Clause 18.2 (Compliance Certificate) substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Confidential Information means all information relating to the Borrower, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 33 (Confidential Information);

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

Consolidated Total Assets has the meaning given to that term in Clause 19.1 (Financial definitions).

Default means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Environmental Claim means any claim, proceeding or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

Environmental Permits means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

EUR Amount of an Original Tranche B Loan, a Subsequent Tranche B Loan or an Incremental Tranche B Loan (or, in each case, any part thereof) on a day means an amount in euro equivalent to an amount in US Dollars converted at the Agent’s spot rate of exchange (or, if the Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Agent (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11am on the relevant date.

EURIBOR means, in relation to any Original Tranche B Loan, Subsequent Tranche B Loan or an Incremental Tranche B Loan:

(a)	the applicable Screen Rate as of the Specified Time for euro for a period equal to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR will be deemed to be zero.

euro and EUR mean the single currency of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 21 (Events of Default).

Existing BOC Facility means the EUR980,000,000 term loan agreement dated 8 June 2017 and entered into between, amongst others, the Borrower as borrower, Bank of China as sole mandated lead arranger, Industrial and Commercial Bank of China, Shanghai Branch and Shanghai Pudong Development Bank, Shanghai Branch as joint lead arrangers, Bank of China, Shanghai Branch as agent, Bank of China, Shanghai Changning Sub-branch as guarantee agent.

Facility means an Original Facility, a Subsequent Facility or an Incremental Facility.

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters referring to this Agreement between one or more Administrative Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

Final Repayment Date means the date falling 36 Months from the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	any Utilisation Request;

(d)	an Incremental Facility Notice; and

(e)	any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, a Mandated Lead Arranger and Bookrunner or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

GAAP means generally accepted accounting principles in the US, including IFRS.

Governmental Agency means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

Group means the Borrower and its Subsidiaries from time to time.

Group Structure Chart means the structure chart disclosed in Form 20-F submitted by or on behalf of the Borrower to the US Securities and Exchange Commission for the year 2018, and which is to be delivered under Clause 4.1 (Initial conditions precedent).

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Incremental Commitment means an Incremental Tranche A Commitment or an Incremental Tranche B Commitment.

Incremental Facility means the Incremental Tranche A Facility or the Incremental Tranche B Facility.

Incremental Facility Establishment Date means the later of:

(a)	the proposed Incremental Facility Establishment Date specified in the Incremental Facility Notice; and

(b)	the date on which the Agent executes the Incremental Facility Notice.

Incremental Facility Notice means a notice substantially in the form set out in Schedule 8 (Form of Incremental Facility Notice).

Incremental Loan means an Incremental Tranche A Loan or an Incremental Tranche B Loan.

Incremental Tranche A Commitment means:

(a)

in relation to an Initial Incremental Tranche A Lender, the amount set out opposite its name under the heading Incremental Tranche A Commitment in the Incremental Facility Notice and the amount of any other Incremental Tranche A Commitment it acquires under this Agreement; and

(b)	in relation to any other Lender, the amount of any Incremental Tranche A Commitment it acquires under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Incremental Tranche A Facility means a US Dollar denominated term loan facility that may be established and made available under this Agreement as described under Clause 2.5 (Incremental Facilities).

Incremental Tranche A Lender means:

(a)	an Initial Incremental Tranche A Lender; or

(b)	any person which becomes a Lender under the Incremental Tranche A Facility in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Incremental Tranche A Loan means a loan made or to be made under the Incremental Tranche A Facility or the principal amount outstanding for the time being of that loan.

Incremental Tranche A Total Commitments means the aggregate of Incremental Tranche A Commitments.

Incremental Tranche B Commitment means:

(a)

in relation to an Initial Incremental Tranche B Lender, the amount set out opposite its name under the heading Incremental Tranche B Commitment in the Incremental Facility Notice and the amount of any other Incremental Tranche B Commitment it acquires under this Agreement; and

(b)	in relation to any other Lender, the amount of any Incremental Tranche B Commitment it acquires under this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement.

Incremental Tranche B Facility means a euro denominated term loan facility made available under this Agreement as described under Clause 2.5 (Incremental Facilities).

Incremental Tranche B Lender means:

(a)	an Initial Incremental Tranche B Lender; or

(b)	any person which becomes a Lender under the Incremental Tranche B Facility in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Incremental Tranche B Loan means a loan made or to be made under the Incremental Tranche B Facility or the principal amount outstanding for the time being of that loan.

Incremental Tranche B Total Commitments means the aggregate of Incremental Tranche B Commitments.

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Information Memorandum means the document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Mandated Lead Arrangers and Bookrunners to selected financial institutions before the date of this Agreement.

Initial Incremental Lender means an Initial Incremental Tranche A Lender or an Initial Incremental Tranche B Lender.

Initial Incremental Tranche A Lender means each of the lenders and other financial institutions listed in the Incremental Facility Notice as Initial Incremental Tranche A Lenders.

Initial Incremental Tranche B Lender means each of the lenders and other financial institutions listed in the Incremental Facility Notice as Initial Incremental Tranche B Lenders.

Interest Payment Date means the date on which an interest payment is due and payable by the Borrower under Clause 8.2 (Payment of interest).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

Interpolated Screen Rate means, in relation to any Loan, the rate (rounded upwards to four (4) decimal places) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

Lender means an Original Tranche A Lender, an Original Tranche B Lender, a Subsequent Tranche A Lender, a Subsequent Tranche B Lender, an Incremental Tranche A Lender or an Incremental Tranche B Lender.

LIBOR means in relation to any Original Tranche A Loan, Subsequent Tranche A Loan or Incremental Tranche A Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan for a period equal to the Interest Period of that Loan;

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR will be deemed to be zero.

Loan means an Original Loan, a Subsequent Loan or an Incremental Loan.

London Business Day means a day (other than a Saturday or Sunday) on which commercial banks are open for general business, including dealings in interbank deposits in London.

Majority Lenders means at any time, a Lender or Lenders:

(a)

whose participation in the outstanding Loans and whose Available Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the Available Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)

if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Margin means 1.35 per cent. per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the rights or remedies of any Finance Party under, the Finance Documents.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

NDRC means National Development and Reform Commission of the PRC (国家发展和改革委员会) or its competent local branch or any other authority succeeding to its functions.

NDRC Circular 2044 means the Circular on Promoting the Reform of the Filing and Registration Regime for Issuance of Foreign Debt by Corporate Entities (Fa Gai Wai Zi [2015] No 2044) (《國家發展改革委關於推進企業發行外債備案登記制管理改革的通知》 (發改外資 [2015] 2044號)) issued by NDRC on 14 September 2015 and its (and its current and subsequent) implementation rules and interpretations.

New Lender has the meaning given to that term in Clause 22 (Changes to the Lenders).

Original Commitment means an Original Tranche A Commitment or an Original Tranche B Commitment.

Original Facility means the Original Tranche A Facility or the Original Tranche B Facility.

Original Financial Statements means the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2018.

Original Loan means an Original Tranche A Loan or an Original Tranche B Loan.

Original Tranche A Commitment means:

(a)

in relation to an Original Tranche A Lender as at the date of this Agreement, the amount set out opposite its name in Schedule 1 (Original Lenders) under the heading Original Tranche A Commitments and the amount of any other Original Tranche A Commitment it acquires under this Agreement; and

(b)	in relation to any other Lender, the amount of any Original Tranche A Commitment it acquires under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Original Tranche A Facility means a US Dollar denominated term loan facility made available under this Agreement as described under Clause 2.1 (Original Tranche A Facility).

Original Tranche A Lender means:

(a)	an Original Lender which holds any Original Tranche A Commitment as at the date of this Agreement; or

(b)	any person which becomes a Lender under the Original Tranche A Facility in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Original Tranche A Loan means the principal amount of each borrowing under the Original Tranche A Facility under this Agreement or the principal amount outstanding for the time being of that borrowing.

Original Tranche A Total Commitments means the aggregate of Original Tranche A Commitments, being US$1,500,000,000 on the date of this Agreement.

Original Tranche B Commitment means:

(a)

for an Original Tranche B Lender as at the date of this Agreement, the amount set out opposite its name in Schedule 1 (Original Lenders) under the heading Original Tranche B Commitments and the amount of any other Original Tranche B Commitment it acquires; and

(b)	in relation to any other Lender, the amount of any Original Tranche B Commitment it acquires under this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement.

Original Tranche B Facility means a euro denominated term loan facility made available under this Agreement as described under Clause 2.2 (Original Tranche B Facility).

Original Tranche B Lender means:

(a)	an Original Lender which holds any Original Tranche B Commitment as at the date of this Agreement; or

(b)	any person which becomes a Lender under the Original Tranche B Facility in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Original Tranche B Loan means the principal amount of each borrowing under the Original Tranche B Facility under this Agreement or the principal amount outstanding for the time being of that borrowing.

Original Tranche B Total Commitments means the aggregate of Original Tranche B Commitments, being EUR0 on the date of this Agreement.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

PRC means the People’s Republic of China, but excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

Pro Rata Share means, subject to Clause 2.6 (Currency equivalents), at any time:

(a)	for the purpose of determining a Lender’s participation in a Utilisation, the proportion which its Available Commitment then bears to the Available Facility of a Facility; and

(b)	for any other purpose:

(i)	the proportion which a Lender’s participation in the Loans then bears to all the Loans;

(ii)	if there is no Loan then outstanding, the proportion which its Commitment then bears to the Total Commitments;

(iii)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, the proportion which its Commitment bore to the Total Commitments immediately before the reduction; and

(iv)	when the term is used in relation to a Facility, the above proportions, but applied only to the Utilisations and Commitments in respect of that Facility.

Quotation Day means:

(a)

in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period (or, in the case of an Original Tranche B Loan, a Subsequent Tranche B Loan or an Incremental Tranche B Loan, two TARGET Days before the first day of that period) unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days); and

(b)	in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)

(in relation to EURIBOR) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for that period,

(b)

(in relation to LIBOR) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, or, in each case, if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

Reference Banks means a minimum of three Lenders which may be appointed by the Agent in consultation with the Borrower.

Related Fund, in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means:

(a)	(in relation to US Dollars) the London interbank market; and

(b)	(in relation to euro) the European interbank market.

Relevant Proportion means, at any time in respect of a Loan requested by the Borrower, or a Commitment cancelled by the Borrower, or any prepayment of a Loan (or any part of it); the proportion of (a) the amount of such Loan or Commitment (as applicable) under a Facility, to (b) (in respect of the request or cancellation of a Loan) the Available Commitment under that Facility immediately prior to the making of such Loan or cancellation of such Commitment (as the case may be) or (in respect of the prepayment of a Loan (or any part of it)) the aggregate amount of the Loans outstanding under the Facility of that Loan immediately prior to the prepayment of such Loan (or any part of it).

Repeating Representations means each of the representations set out in Clause 17 (Representations) (other than Clause 17.7 (Deduction of Tax), Clause 17.8 (No filing or stamp taxes), paragraph (c) of Clause 17.11 (Financial statements), Clause 17.19 (Group Structure Chart) and Clause 17.20 (Existing BOC Facility).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Resolution Authority means any body which has the authority to exercise any Write-down and Conversion Powers.

RMB means the lawful currency of PRC from time to time.

Sanctions means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

Sanctions Authorities means:

(a)	the United States of America;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	Hong Kong;

(f)	the Commonwealth of Australia; and

(g)

the respective Governmental Agencies of any of the foregoing, including without limitation, OFAC, the US Department of State, the United Nations Security Council, Her Majesty’s Treasury, the Department of Foreign Affairs and Trade of Australia and the Hong Kong Monetary Authority.

Screen Rate means:

(a)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)

in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

Significant Subsidiary shall have the meaning ascribed thereto under Rule 1-02(w) of Regulation S-X (17 CFR § 210-02(w)) of the United States Securities Act of 1933, provided that for the purposes of Clause 21.6 (Insolvency) and Clause 21.7 (Insolvency proceedings), all references to “10 percent” in such definition shall be replaced by “5 percent”.

Specified Time means a day or time determined in accordance with Schedule 7 (Timetables).

Subsidiary means with respect to any person, each other person in which the first person:

(a)	owns or controls, directly or indirectly, share capital or other equity interests representing more than 50 per cent. of the outstanding voting stock or other equity interests;

(b)	holds the rights to more than 50 per cent. of the economic interest of such other person, including any interest held through any VIE or other contractual arrangements; or

(c)	has a relationship such that the financial statements of the other person are consolidated into the financial statements of the first person under applicable accounting conventions.

Subsequent Commitment means a Subsequent Tranche A Commitment or a Subsequent Tranche B Commitment.

Subsequent Facility means the Subsequent Tranche A Facility or the Subsequent Tranche B Facility.

Subsequent Facility Effective Date means the date on which the Agent gives the notification referred to in paragraph (c) of Clause 4.1 (Initial conditions precedent).

Subsequent Loan means a Subsequent Tranche A Loan or a Subsequent Tranche B Loan.

Subsequent Tranche A Commitment means:

(a)

in relation to a Subsequent Tranche A Lender as at the date of this Agreement, the amount set out opposite its name in Schedule 1 (Original Lenders) under the heading Subsequent Tranche A Commitments and the amount of any other Subsequent Tranche A Commitment it acquires under this Agreement; and

(b)	in relation to any other Lender, the amount of any Subsequent Tranche A Commitment it acquires under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Subsequent Tranche A Facility means a US Dollar denominated term loan facility made available under this Agreement as described under Clause 2.3 (Subsequent Tranche A Facility).

Subsequent Tranche A Lender means:

(a)	an Original Lender which holds any Subsequent Tranche A Commitment as at the date of this Agreement; or

(b)	any person which becomes a Lender under the Subsequent Tranche A Facility in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Subsequent Tranche A Loan means the principal amount of each borrowing under the Subsequent Tranche A Facility under this Agreement or the principal amount outstanding for the time being of that borrowing.

Subsequent Tranche A Total Commitments means the aggregate of Subsequent Tranche A Commitments, being US$500,000,000 on the date of this Agreement.

Subsequent Tranche B Commitment means:

(a)

in relation to a Subsequent Tranche B Lender as at the date of this Agreement, the amount set out opposite its name in Schedule 1 (Original Lenders) under the heading Subsequent Tranche B Commitments and the amount of any other Subsequent Tranche B Commitment it acquires; and

(b)	in relation to any other Lender, the amount of any Subsequent Tranche B Commitment it acquires under this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement.

Subsequent Tranche B Facility means a euro denominated term loan facility made available under this Agreement as described under Clause 2.4 (Subsequent Tranche B Facility).

Subsequent Tranche B Lender means:

(a)	an Original Lender which holds any Subsequent Tranche B Commitment as at the date of this Agreement; or

(b)	any person which becomes a Lender under the Subsequent Tranche B Facility in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Subsequent Tranche B Loan means the principal amount of each borrowing under the Subsequent Tranche B Facility under this Agreement or the principal amount outstanding for the time being of that borrowing

Subsequent Tranche B Total Commitments means the aggregate of Subsequent Tranche B Commitments, being EUR0 on the date of this Agreement.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Third Parties Ordinance means the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong).

Total Commitments means at any time the aggregate of the Total Original Commitments, the Total Subsequent Commitments and the Total Incremental Commitments.

Total Incremental Commitments means the aggregate of the Incremental Commitments, being the aggregate of the Incremental Tranche A Total Commitments and the Incremental Tranche B Total Commitments from time to time.

Total Original Commitments means the aggregate of the Original Commitments, being the aggregate of the Original Tranche A Total Commitments and the Original Tranche B Total Commitments from time to time.

Total Subsequent Commitments means the aggregate of the Subsequent Commitments, being the aggregate of the Subsequent Tranche A Total Commitments and the Subsequent Tranche B Total Commitments from time to time.

Tranche A Loan means an Original Tranche A Loan, a Subsequent Tranche A Loan or an Incremental Tranche A Loan.

Tranche B Loan means an Original Tranche B Loan, a Subsequent Tranche B Loan or an Incremental Tranche B Loan.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

US Dollar, US$ or USD means the lawful currency of the US from time to time.

US Dollar Amount of an Incremental Tranche B Loan or part of an Incremental Tranche B Loan on a day means an amount in US Dollars equivalent to an amount in euro converted at the Agent’s spot rate of exchange at 11:00 am.

US Tax Obligor means:

(a)	the Borrower, if it is resident for tax purposes in the US; or

(b)	the Borrower some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).

VIE means any arrangement where any person that is established in the PRC and in respect of which the Borrower does not, directly or indirectly, hold or own a majority of its issued shares or equity interests (and/or any or all of the shareholder(s) of such person) enters into contractual arrangements with any member of the Group which enable such member of the Group to exercise effective control over such person or consolidate the financial condition or results of operation of such person in accordance with GAAP for the purposes of the consolidated financial statements of the Group.

WFOE means a wholly foreign owned enterprise incorporated in the PRC.

Write-down and Conversion Powers means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

any Administrative Party, the Agent, any Mandated Lead Arranger and Bookrunner, any Finance Party, any Lender or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	a group of Lenders includes all the Lenders;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)

a Lender’s participation in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(viii)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(f)

Where this Agreement specifies an amount in a given currency (the specified currency) or its equivalent, the equivalent is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange (or, if the Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Agent (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11am on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Ordinance to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

2.	THE FACILITIES

2.1	Original Tranche A Facility

Subject to the terms of this Agreement, the Original Tranche A Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Original Tranche A Total Commitments.

2.2	Original Tranche B Facility

Subject to the terms of this Agreement, the Original Tranche B Lenders make available to the Borrower a euro term loan facility in an aggregate amount equal to the Original Tranche B Total Commitments.

2.3	Subsequent Tranche A Facility

Subject to the terms of this Agreement, the Subsequent Tranche A Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Subsequent Tranche A Total Commitments.

2.4	Subsequent Tranche B Facility

Subject to the terms of this Agreement, the Subsequent Tranche B Lenders make available to the Borrower a euro term loan facility in an aggregate amount equal to the Subsequent Tranche B Total Commitments.

2.5	Incremental Facilities

(a)	Subject to the terms of this Agreement, one Incremental Tranche A Facility and one Incremental Tranche B Facility may be established and made available to the Borrower.

(b)

The Borrower and each Initial Incremental Lender may request the establishment of the Incremental Tranche A Facility and the Incremental Tranche B Facility by the Borrower delivering to the Agent a duly completed Incremental Facility Notice not later than ten Business Days prior to the proposed Incremental Facility Establishment Date specified in that Incremental Facility Notice (or by such later date as the Agent may agree).

(c)	Only one Incremental Facility Notice may be delivered by the Borrower.

(d)

The Borrower may not deliver an Incremental Facility Notice in respect of the Incremental Facilities unless the Agent has received evidence that the filing and registration requirement of the Incremental Facilities with the NDRC in accordance with NDRC Circular 2044 and any implementation rule or regulation in connection with the NDRC Circular has been duly completed. The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

(e)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(f)	The Incremental Facility Establishment Date must occur on or prior to the date which falls five Months after the date of this Agreement.

(g)

An Incremental Facility Notice is irrevocable and will not be regarded as having been duly completed unless the aggregate of the proposed Incremental Tranche A Total Commitments and the US Dollar Amount as at the date of the Incremental Facility Notice of the proposed Incremental Tranche B Total Commitments does not exceed US$500,000,000.

(h)	Only one Incremental Tranche A Facility and one Incremental Tranche B Facility may be requested in the Incremental Facility Notice.

(i)

The establishment of the Incremental Tranche A Facility and the Incremental Tranche B Facility will only be effected in accordance with paragraphs (j), (k) and (l) below if, on the date of the Incremental Facility Notice and on the Incremental Facility Establishment Date:

(i)	no Default is continuing or would result from the establishment of the proposed Incremental Facilities; and

(ii)	the Repeating Representations are correct in all material respects.

(j)

If the conditions set out in this Agreement have been met, the establishment of the Incremental Facilities will be effected in accordance with paragraph (l) below when the Agent executes an otherwise duly completed Incremental Facility Notice. The Agent shall, subject to paragraph (k) below, as soon as reasonably practicable after receipt by it of a duly completed Incremental Facility Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Incremental Facility Notice.

(k)

The Agent shall only be obliged to execute an Incremental Facility Notice delivered to it by the Borrower once it is satisfied it has complied with all necessary “know your customer” checks or other similar checks required under any applicable law or regulation in connection with the establishment of the Incremental Facilities.

(l)	On the Incremental Facility Establishment Date:

(i)	subject to the terms of this Agreement:

(A)

the Initial Incremental Tranche A Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Incremental Tranche A Total Commitments specified in the Incremental Facility Notice; and

(B)

the Initial Incremental Tranche B Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Incremental Tranche B Total Commitments specified in the Incremental Facility Notice;

(ii)

each Initial Incremental Lender shall assume all the obligations of a Lender corresponding to the relevant Incremental Commitment (the Assumed Incremental Commitment) specified opposite its name in the Incremental Facility Notice as if it was an Original Lender with respect to that Incremental Commitment;

(iii)

the Borrower and each Initial Incremental Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and that Initial Incremental Lender would have assumed and/or acquired had that Initial Incremental Lender been an Original Lender with respect to the Assumed Incremental Commitment;

(iv)

each Initial Incremental Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Initial Incremental Lender and those Finance Parties would have assumed and/or acquired had the Initial Incremental Lender been an Original Lender with respect to the Assumed Incremental Commitment; and

(v)	each Initial Incremental Lender shall become a Party as a Lender.

(m)

The Agent shall, as soon as reasonably practicable after the establishment of the Incremental Facilities, notify the Borrower and the Lenders of that establishment and the Incremental Facility Establishment Date of the Incremental Facilities.

(n)

Each Initial Incremental Lender, by executing the Incremental Facility Notice, confirms for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the establishment of the Incremental Facilities requested in that Incremental Facility Notice became effective.

(o)	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.5 in relation to any Initial Incremental Lender as if references in Clause 22.4 to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the Incremental Facility Establishment Date;

(ii)	the New Lender were references to an Initial Incremental Lender; and

(iii)	a re-transfer and re-assignment were references respectively to a transfer and assignment.

2.6	Currency equivalents

The equivalent in euros of an Original Tranche B Loan, a Subsequent Tranche B Loan or an Incremental Tranche B Loan (or, in each case, any part thereof) for the purposes of calculating:

(a)	the share of an Original Tranche B Lender, a Subsequent Tranche B Lender or an Incremental Tranche B Lender (as applicable) in the Loans outstanding;

(b)	the undrawn Commitments of an Original Tranche B Lender, a Subsequent Tranche B Lender or an Incremental Tranche B Lender (as applicable) in relation to the Total Commitments; or

(c)

the proportion of the Original Tranche B Commitment of an Original Tranche B Lender, the Subsequent Tranche B Commitment of a Subsequent Tranche B Lender or the Incremental Tranche B Commitment of an Incremental Tranche B Lender (as applicable) bears to the Total Commitments, as referred to in the definitions of Majority Lenders and Pro Rata Share, is its EUR Amount.

2.7	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities towards the general working capital requirements of the Group. For the avoidance of doubt, the Borrower may apply amounts borrowed by it under the Facilities to the repayment or prepayment of any existing Financial Indebtedness owing by any member of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Borrower may not deliver a Utilisation Request in respect of any Facility unless the Agent has received all of the documents listed in and appearing to comply with the requirements of Schedule 2 (Conditions Precedent). The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)

The Borrower may not deliver a Utilisation Request in respect of a Subsequent Facility unless the Agent has received evidence that the filing and registration requirement of the Subsequent Facility with the NDRC in accordance with NDRC Circular 2044 and any implementation rule or regulation in connection with the NDRC Circular has been duly completed. The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(e)

No Utilisation Request in respect of an Incremental Facility may be given unless the Agent is satisfied that all the requirements set out in the Incremental Facility Notice appears to have been complied with. The Agent must notify the Borrower and the Lenders promptly on being so satisfied.

(f)

Except to the extent that the Majority Lenders notify the Agent to the contrary before the Agent gives the notification described in paragraph (e) above, each Lender authorises (but does not require) the Agent to give that notification. The Agent will not be liable for any cost, loss or liability whatsoever any person incurs as a result of the Agent giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Utilisation Requests

The Borrower may not deliver more than:

(a)	ten Utilisation Requests in respect of the Original Tranche A Facility;

(b)	ten Utilisation Requests in respect of the Original Tranche B Facility;

(c)	five Utilisation Requests in respect of the Subsequent Tranche A Facility;

(d)	five Utilisation Requests in respect of the Subsequent Tranche B Facility;

(e)	five Utilisation Requests in respect of the Incremental Tranche A Facility; and

(f)	five Utilisation Requests in respect of the Incremental Tranche B Facility.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may borrow a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Subject to the provisions of Clause 4.1 (Initial conditions precedent), a Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility under which the Loan is to be made;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request for:

(i)	a Tranche A Loan must be US Dollars; and

(ii)	a Tranche B Loan must be euro.

(b)	The amount of the proposed Tranche A Loan must be a minimum of US$20,000,000 and an integral multiple of US$10,000,000 or, if less, the Available Facility.

(c)	The amount of the proposed Tranche B Loan must be in a minimum of EUR5,000,000 and an integral multiple of EUR1,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office to the Agent.

(b)	The amount of each Lender’s participation in each Loan will be its Pro Rata Share immediately prior to making the Loan.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its participation in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)

Upon a Lender having made available its share in a respect Loan to the Agent for the Borrower through its Facility Office on a Utilisation Date under this Clause, that Lender’s Original Commitment, Subsequent Commitment or Incremental Commitment (as the case may be) will be reduced by an amount equal to the amount of the requested Loan that that Lender has made available pursuant to this Clause.

(e)	The Agent shall notify each Lender of the details of each proposed Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Available Facility

(a)	The Commitments which, at that time, are unutilised shall be immediately cancelled at 5pm on the last day of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower must repay all outstanding Loans in full on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of a Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, that Lender will not be obliged to fund a Utilisation and the Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of prepayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Change of control

If the Co-founders, together with the persons identified as directors by any of the Co-founders in the list most recently delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 18.2 (Compliance Certificate) (as the case may be), cease to make up more than 50 per cent. of the board of directors of the Borrower:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	with immediate effect, no Lender shall be obliged to fund a Utilisation; and

(c)

the Agent shall, by not less than ten Business Days’ notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.3	Voluntary cancellation

(a)

The Borrower may, if it gives the Agent not less than ten days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part of the Available Facility in respect of an Original Facility.

(b)	Any partial cancellation of an Original Tranche A Commitment under this Clause must be in a minimum of US$5,000,000 and an integral multiple of US$5,000,000.

(c)	Any partial cancellation of an Original Tranche B Commitment under this Clause must be in a minimum of EUR5,000,000 and an integral multiple of EUR1,000,000.

(d)

Any cancellation under this Clause of an Original Commitment (or any part of it) must be made together with the cancellation of a corresponding Subsequent Commitment and Incremental Commitment of the same currency in an amount which would result in the Relevant Proportion in respect of the relevant cancelled Subsequent Commitment and Incremental Commitment of the same currency being equal to the Relevant Proportion of the cancelled Original Commitment.

(e)	Any cancellation in part under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans

(a)

The Borrower may, if it gives the Agent not less than ten days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay on the last day of an Interest Period applicable thereto the whole or any part of an Original Loan.

(b)	The prepayment of part of each Original Tranche A Loan must be in a minimum amount of US$5,000,000 and an integral multiple of US$5,000,000.

(c)	The prepayment of part of each Original Tranche B Loan must be in a minimum amount of EUR5,000,000 and an integral multiple of EUR1,000,000.

(d)

Any prepayment under this Clause of an Original Loan (or any part of it) must be made together with the prepayment of a corresponding Subsequent Loan and Incremental Loan of the same currency in an amount which would result in the Relevant Proportion in respect of the relevant Subsequent Loan and Incremental Loan being equal to the Relevant Proportion of the prepaid Original Loan.

7.5	Right of prepayment and cancellation in relation to a single Lender

(a)

If any Lender claims indemnification from the Borrower under Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on ten Business Days’ prior written notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.

(f)

A Lender shall perform the procedures described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has completed those checks.

7.6	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of a Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)

If all or part of any Lender’s participation in a Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.2 (Change of control) or Clause 7.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	(i) (in the case of any Tranche A Loan), LIBOR; and

(ii)	(in the case of any Tranche B Loan), EURIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, two per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the applicable Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)

Subject to this Clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower, the Agent and all the Lenders. In addition, the Borrower may select an Interest Period of any other duration not exceeding six Months, if necessary to ensure subsequent Loans have an Interest Period ending on an existing Interest Payment Date.

(e)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of the preceding Interest Period of such Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods:

(a)	relate to Loans in the same currency or under the same Facility; and

(b)	end on the same date,

those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for EURIBOR or LIBOR for the Interest Period of a Loan, the applicable EURIBOR or LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR or LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR or LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR or LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if EURIBOR or LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)

If at or about the Specified Time referred to in paragraph (a) above, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before 5pm in Hong Kong on the Business Day immediately following the Quotation Day in respect of the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR or LIBOR (as applicable) then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest and/or cost of funding for the affected Loan. For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30-day period, the rate of interest will continue to be determined in accordance with Clause 10.3 (Market disruption) and paragraph (a) above.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.5	Notification to Borrower

If Clause 10.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

10.6	Break Costs

(a)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

The Borrower shall pay to the Agent (for the account of the persons specified in the relevant Fee Letter) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.	FATCA

12.1	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.2	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall as soon as reasonably practicable, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement,

Increased Costs means:

(i)

a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

Basel III means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

13.2	Increased cost claims

(a)

A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	attributable to any payment which a Finance Party is required to make of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents;

(d)	attributable to any stamp duty, registration or similar taxes or any Indirect Tax;

(e)	attributable to compliance by the relevant Finance Party or its Affiliates with the reserve requirement ratio or any similar measures imposed by the People’s Bank of China;

(f)

attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(g)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(h)

attributable to the implementation or application or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise).

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (FATCA) or Clause 13 (Increased Costs), including:

(i)

providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the Information Memorandum or any other information produced or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;

(c)

any enquiry from, investigation by, subpoena (or similar order) from or litigation in, in each case, any court or governmental agency with competent jurisdiction with respect to the Borrower or with respect to the transactions financed under this Agreement;

(d)

a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency, including any cost, loss or liability arising as a result of Clause 25 (Sharing among the Finance Parties);

(e)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

(a)	The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

(b)

The indemnity given by the Borrower under or in connection with this Agreement is a continuing obligation, independent of the Borrower’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

16.	COSTS AND EXPENSES

16.1	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)	It and each other member of the Group has the power to own its assets and carry on its business as it is being conducted.

(c)	It is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to the Finance Documents.

(d)	It is not a US Tax Obligor.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any other member of the Group’s constitutional documents; or

(c)	any agreement or instrument binding upon it or any other member of the Group or any of its or any other member of the Group’s assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it and each other member of the Group to carry on their business, and which are material,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

(a)	The choice of Hong Kong law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Hong Kong in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except that stamp duty will be payable in the Cayman Islands in respect of any Finance Document that is executed in the Cayman Islands, brought into the Cayman Islands or produced before a court of the Cayman Islands.

17.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any other member of the Group or to which its (or any of other member of the Group’s) assets are subject which might have a Material Adverse Effect.

17.10	No misleading information

(a)

Any factual information contained in or provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)

All information (other than the Information Memorandum) supplied by any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

17.11	Financial statements

(a)

Its financial statements most recently supplied to the Agent (which, at the date of this Agreement, are its Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)

Its financial statements most recently supplied to the Agent (which, at the date of this Agreement, are its Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition and operations for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the business or consolidated financial condition of the Group since 31 December 2018.

17.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any other member of the Group.

(b)

No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any other member of the Group.

17.14	Environmental Laws

(a)	It and each other member of the Group is in compliance with Clause 20.8 (Environmental compliance) and no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim has been started or threatened against any member of the Group which would reasonably be expected to have a Material Adverse Effect.

17.15	Authorised signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (e) of Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

17.16	Sanctions

Neither the Borrower, any of its Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Borrower or any of its Subsidiaries is a person that is, or is owned or controlled by persons that are:

(a)	the target of any Sanctions; or

(b)

located, organised or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria.

17.17	Anti-bribery and Corruption Law

None of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable Anti-Bribery and Corruption Laws. Furthermore, the Borrower and, to the knowledge of the Borrower, its Affiliates have conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Bribery and Corruption Laws.

17.18	Anti-money laundering

The operations of the Borrower, each of its Subsidiaries and its and their Affiliates (each such person, a Relevant Person) are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over any Relevant Person (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Relevant Person or any of their respective directors, officers, agents or employees with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

17.19	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) is true, complete and accurate in all material respects and shows the Borrower and each of its Significant Subsidiaries, including its current name and jurisdiction of incorporation as at the date of this Agreement.

17.20	Existing BOC Facility

Save to the extent expressly waived under the waiver letter in respect of the Existing BOC Facility delivered pursuant to Clause 4.1 (Initial conditions precedent), the Borrower has no obligation to prepay the Existing BOC Facility as a result of the entry by the Borrower into the Finance Documents and the transactions completed hereunder.

17.21	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period;

(b)	the Subsequent Facility Effective Date; and

(c)	the date of the Incremental Facility Notice and the Incremental Facility Establishment Date.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 120 days after the end of each quarter of each of its financial years, its consolidated financial statements for that financial quarter.

The Borrower may satisfy its obligation to deliver such financial statements by providing a link to a website where the same are publicly available, provided that the Agent is able to open the link and download a copy of such financial statements.

18.2	Compliance Certificate

(a)

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements) which relate to a period ending on the last day of a Relevant Period (as defined in Clause 19.1 (Financial definitions), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate delivered pursuant to paragraph (a) above shall be signed by one director or the Chief Financial Officer of the Borrower.

18.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the Borrower as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect;

(d)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(e)	promptly, notice of any change in authorised signatories of the Borrower signed by a director or company secretary accompanied by specimen signatures of any new authorised signatories.

18.5	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Section 83 Banking Ordinance

The Borrower shall supply to the Agent, immediately, notice in writing if, to the best of its knowledge, it is or becomes in any way related or connected to any Lender or HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches within the meaning of Section 83 of the Banking Ordinance (Cap. 155) and regulations in respect thereof in Hong Kong and, in the absence of such notice, the Agent may assume that the Borrower is not so related or connected.

18.7	Use of websites

(a)

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

18.8	“Know your customer” checks

(a)

The Borrower shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

19.	FINANCIAL COVENANTS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial definitions

In this Clause 19:

Consolidated Cash means, at any time, the aggregate of:

(a)	such cash and cash equivalents which have been treated as “cash and cash equivalents” in the latest published consolidated balance sheet of the Borrower; and

(b)	such bank deposits which have been treated as “restricted bank deposits” in the latest published consolidated balance sheet of the Borrower.

Consolidated EBITDA means, for any Relevant Period, the consolidated operating profits of the Borrower for that Relevant Period before taxation:

(a)	before deducting any Consolidated Finance Charges;

(b)	before deducting any amount attributable to amortisation of goodwill or depreciation of tangible assets;

(c)	before taking into account any items treated as exceptional or extraordinary items; and

(d)

before taking into account any share-based compensation to the extent included in the related operating expense categories in accordance with the applicable accounting principles, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Borrower on a consolidated basis from ordinary activities before taxation.

Consolidated Finance Charges means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Consolidated Total Borrowings whether accrued, paid or payable and whether or not capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any amounts paid, payable or accrued by any member of the Group to counterparties under any interest rate hedging instrument; and

(d)	deducting any amounts paid, payable or accrued by counterparties to any member of the Group under any interest rate hedging instrument.

Consolidated Total Assets means, at any time, the aggregate of:

(a)	the amount of those assets of the Borrower on a consolidated basis which have been treated as “total non-current assets” in the latest published consolidated balance sheet of the Borrower; and

(b)	the amount of those assets of the Borrower on a consolidated basis which have been treated as “total current assets” in the latest published consolidated balance sheet of the Borrower.

Consolidated Total Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (other than in respect of paragraph (g) of that definition) of the Borrower on a consolidated basis.

Consolidated Total Liabilities means, at any time, the aggregate of the total liabilities of the Borrower on a consolidated basis in the latest published consolidated balance sheet of the Borrower.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and short-term investments.

Relevant Period means each period of 12 months ending on the last day of the Borrower’s financial year and each period of 12 months ending on the last day of the first half of the Borrower’s financial year.

19.2	Financial condition

The Borrower shall ensure that:

(a)	Consolidated Total Assets shall be maintained at all times at a minimum of RMB100,000,000,000;

(b)	Consolidated Total Liabilities shall at all times not exceed 80 per cent. of its Consolidated Total Assets;

(c)	Consolidated Total Net Borrowings in respect of any Relevant Period shall not be more than 5 times the Consolidated EBITDA for that Relevant Period; and

(d)	Consolidated EBITDA in respect of any Relevant Period shall not be less than 3 times the Consolidated Finance Charges for that Relevant Period.

19.3	Financial testing

The financial covenants set out in Clause 19.2 (Financial condition) shall be tested half-yearly by reference to the financial statements submitted by the Borrower under Clause 18.1 (Financial statements):

(a)

(in respect of any testing to be conducted at the end of the financial half-year of the Borrower) the financial statements delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements); and

(b)	(in respect of any testing to be conducted at the end of the financial year of the Borrower) the financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements),

and, in each case, the Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) in respect of the Relevant Period.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents will constitute its direct, unconditional, unsecured and unsubordinated obligations and will rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

In this Clause 20.4, Quasi-Security means an arrangement or transaction described in paragraph (b) below.

(a)

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets, or over any shares or any other form of equity and economic interests in, or assets of, any other member of the Group.

(b)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)

any Security or Quasi-Security over or affecting any asset, shares or any other form of equity and economic interests of any member of the Group existing as at the date of this Agreement except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount outstanding as at the date of this Agreement;

(ii)

any Security or Quasi-Security created over the assets of the Borrower or the shares or any other form of equity and economic interests in, or assets of, any other member of the Group, which is extended equally and rateably to the Finance Parties to the satisfaction of the Agent (acting on the instructions of the Majority Lenders);

(iii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)

any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(v)

any Security or Quasi-Security over or affecting any asset of a member of the Group created in connection with any financing provided by, amongst others, Bank of China (Shanghai) for the purpose of refinancing the acquisition of Skyscanner Holdings Limited by the relevant member of the Group;

(vi)	any Security or Quasi-Security created pursuant to any Finance Document;

(vii)	any Security or Quasi-Security arising in the ordinary course of trading of the Group and not arising as a result of any default or omission by any member of the Group;

(viii)

any Security or Quasi-Security over any assets existing as at the date of this Agreement securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (vii) above) does not exceed an amount equal to 7.5 per cent. of Consolidated Total Assets set out in the most recent Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) or, if a Compliance Certificate has not yet been delivered thereunder, in the Original Financial Statements;

(ix)

any Security or Quasi-Security over assets acquired after the date of this Agreement securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (vii) above) does not exceed the lower of:

(A)

an amount equal to 10 per cent. of Consolidated Total Assets set out in the most recent Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) or, if a Compliance Certificate has not yet been delivered thereunder, in the Original Financial Statements; and

(B)	RMB16,000,000,000 (or its equivalent in another currency or currencies); or

(x)

any Security or Quasi-Security created over the assets of the Borrower or over the shares or any other form of equity interests in, or assets of any other member of the Group with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.5	Disposals

(a)

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset or revenues, or enter into any agreement or arrangement to sell, lease, transfer or otherwise dispose of any assets or revenues.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal, or the entry into any agreement or arrangement in respect of a sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity at arm’s length and on normal commercial terms;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash);

(iii)	of assets by one member of the Group (other than the Borrower) to any other member of the Group;

(iv)

of assets by the Borrower to any other member of the Group (the Transferee) on arm’s length terms provided that that the Transferee will remain a member of the Group after that sale, lease, transfer or disposal; or

(v)

made on normal commercial terms where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by members of the Group, other than any permitted under paragraphs (i) to (iv) above) does not exceed 10 per cent. of the Consolidated Total Assets set out in the most recent Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) or, if a Compliance Certificate has not yet been delivered thereunder, in the Original Financial Statements.

20.6	Mergers

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (each a Merger) except:

(a)	mergers between Subsidiaries of the Borrower, which, in the opinion of the Lenders, will not impair the ability of the Borrower to fulfil its obligations under the Finance Documents; or

(b)	mergers conducted in the ordinary course of the Group’s day-to-day business,

provided in each case that:

(i)	such Merger is in respect of assets or businesses in the same nature and of the same scope as the Group’s business as conducted on the date of this Agreement;

(ii)	the member of the Group involved in the Merger is the surviving entity; and

(iii)	there is no Material Adverse Effect at the time or, or arising out of, such Merger.

20.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement save to the extent the Group is permitted to acquire unrelated businesses pursuant to Clause 20.10 (Acquisitions).

20.8	Environmental compliance

The Borrower shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits save where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

20.9	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

20.10	Acquisitions

(a)	The Borrower shall not (and shall procure that no member of the Group will) acquire any company, business, assets or undertaking or make any investment.

(b)	Paragraph (a) above does not apply to an acquisition or investment:

(i) (A)	which is in respect of assets or businesses in the same nature and of the same scope as the Group’s business as conducted on the date of this Agreement; and

(B)	where there is no Material Adverse Effect at the time or, or arising out of, such acquisition or investment; or

(ii)

the value of which acquisition or investment (when aggregated with the value of all other acquisitions and investments permitted under this paragraph (ii) and made in the same financial year) does not exceed an amount equal to 7.5 per cent. of the Consolidated Total Assets set out in the most recent Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) or, if a Compliance Certificate has not yet been delivered thereunder, in the Original Financial Statements, provided that, in each case, such acquisition or investment does not result in a breach of any Authorisation or of any other provision of this Agreement.

20.11	Loans and guarantees

(a)

The Borrower shall not (and shall ensure that no other member of the Group will) make or allow to subsist any loans, grant any credit (save in the ordinary course of business) or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person other than a member of the Group or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)

Paragraph (a) above does not apply to any loans made or credit granted or guarantee or indemnity outstanding, so long as the aggregate principal amount of any such loans made or credit granted or in respect of which the guarantee or indemnity is given does not exceed an amount equal to 5.0 per cent. of the Consolidated Total Assets set out in the most recent Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) or, if a Compliance Certificate has not yet been delivered thereunder, in the Original Financial Statements.

20.12	Financial Indebtedness

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred pursuant to any Finance Documents; and

(ii)

any Financial Indebtedness incurred by a member of the Group provided that following the incurrence of such Financial Indebtedness, the Borrower will remain in compliance with the obligations under Clause 19 (Financial Covenants).

20.13	Use of Proceeds

(a)	The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person:

(i)	to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(ii)	in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(b)	No part of the proceeds of the Loans will be used, directly or indirectly, for any payments that could constitute a violation of any applicable Anti-Bribery and Corruption Laws.

20.14	Application of FATCA

The Borrower shall ensure that it does not become a US Tax Obligor.

20.15	Further assurances

If the Finance Parties (acting through the Agent) consider this to be required, the Borrower shall immediately, at its own cost and expense take whatever actions (including without limitation, executing any documents, obtaining any approval and completing any registration, filing or recording) that any such Finance Party considers necessary in order to ensure that all and any legal and regulatory requirement applicable to the transactions contemplated under the Finance Documents are duly complied with, without prejudice to the Borrower’s other representations and warranties or covenants relating to its compliance with laws and regulations in the Finance Documents.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following subclauses of this Clause 21 (other than Clause 21.14 (Acceleration)) is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (A) the Agent giving notice to the Borrower; and (B) the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or misstatement:

(a)	are capable of remedy; and

(b)

are remedied within ten Business Days of the earlier of (A) the Agent giving notice of the misrepresentation or misstatement to the Borrower; and (B) the Borrower becoming aware of the misrepresentation or misstatement.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$100,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)

The Borrower or any Significant Subsidiary of the Borrower is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any Significant Subsidiary of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any Significant Subsidiary of the Borrower.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Significant Subsidiary of the Borrower other than a solvent liquidation or reorganisation of any member of the Group which is not the Borrower;

(b)

a composition or arrangement with any creditor of the Borrower or any Significant Subsidiary of the Borrower, or an assignment for the benefit of creditors generally of the Borrower or any Significant Subsidiary of the Borrower or a class of such creditors;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Borrower or any Significant Subsidiary of the Borrower or any of its assets; or

(d)	enforcement of any Security over any assets of the Borrower or any Significant Subsidiary of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group which has or is reasonably likely to have a Material Adverse Effect

21.9	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.10	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Cessation of business

The Borrower suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

21.12	Material adverse change

Any event or circumstance (including disruption or continuation of such circumstance) has or is reasonably likely to have a Material Adverse Effect.

21.13	Cessation or suspension of listing

The American depositary shares (ADSs) representing ordinary shares of the Borrower cease to be listed or traded on The Nasdaq Stock Market or the trading of these ADSs on The Nasdaq Stock Market is suspended for more than ten consecutive days (or part of any such days) on which trading is carried out on The Nasdaq Stock Market generally other than as a result of purely technological reasons affecting The Nasdaq Stock Market’s operations.

21.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	without prejudice to the participations of any Lender in any Loans then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)

cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

22.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is not required for any assignment or transfer by a Lender pursuant to this Clause 22.

(b)	A transfer will be effective only if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(c)	An assignment will be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Parties equivalent to those it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of any “know your customer” checks or other similar checks required under any applicable law or regulation in relation to such assignment to a New Lender, the completion of which the Agent must notify to the Existing Lender and the New Lender promptly, and only if the procedure and conditions set out in Clause 22.6 (Procedure for assignment) are complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment or transfer occurs, the Borrower would be obliged to make a payment to the New Lender under Clause 13 (Increased Costs),

then the New Lender is only entitled to receive payment under that Clause to the same extent as the Existing Lender would have been if the assignment or transfer had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date falling five Business Days prior to the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)

each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)

each Administrative Party, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Administrative Party and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)

The procedure set out in this Clause 22.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

22.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement;

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations;

(iv)

if the assignment relates only to part of the Existing Lender’s participation in the outstanding Loans that part will be separated from the Existing Lender’s participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt; and

(v)	the Agent’s execution of the Assignment Agreement as agent for the Borrower will constitute notice to the Borrower of the assignment.

(d)

Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

(e)

The procedure set out in this Clause 22.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

22.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

22.9	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 22, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

22.10	Universal Succession (Assignments and Transfers)

If a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost within 45 days of that merger provide to the Agent:

(a)

an original or certified true copy of a legal opinion issued by a qualified legal counsel practising law in its jurisdiction of incorporation confirming that all such Lender’s assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(b)

an original or certified true copy of a written confirmation by either the Lender’s legal counsel or such other legal counsel acceptable to the Agent and for the benefit of the Agent (in its capacity as agent of the Lenders) that the laws of Hong Kong and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the relevant foreign laws, whereupon a transfer and novations of all such Lender’s assets, rights and obligations to its succeeding entity shall have been, or be deemed to have been, duly effected as at the date of the said merger.

If such Lender, in a universal succession, does not comply with the requirements under this Clause 22.10, the Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Agent evidencing the disposal of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Agent (acting on the advice of the Lender’s legal counsel (any legal costs so incurred shall be borne by the relevant Lender)) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

22.11	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.	CHANGES TO THE BORROWER

23.1	Assignments and transfers by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of all the Lenders.

24.	ROLE OF THE ADMINISTRATIVE PARTIES AND THE REFERENCE BANKS

24.1	Appointment of the Agent

(a)	Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each Finance Party (other than the Agent) authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all-Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.4	Role of the Mandated Lead Arrangers and Bookrunners

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger and Bookrunner has obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Regulatory position

Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part 1 of Schedule 5 of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong, or to lend money to the Borrower in its capacity as the Agent.

24.7	Money held as banker

The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

24.8	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.9	Abatement of fees

The fees, commissions and expenses payable to the Agent for services rendered and the performances of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Borrower.

24.10	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised:

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.

(c)

The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.11	Responsibility for documentation

No Administrative Party is responsible or liable for:

(a)

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.12	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.13	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 24 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to conduct:

(i)	any “know your customer” or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures or check it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by any Administrative Party.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

(f)	The provisions of this Clause 24.13 shall survive the termination or expiry of this Agreement or the resignation or removal of the Agent.

24.14	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 26.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

(b)

The indemnity given by each of the Lenders under or in connection with this Agreement is a continuing obligation, independent of each of the Lenders’ other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

24.15	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively, the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)

The Agent may resign in accordance with paragraph (b) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)

the Agent fails to respond to a request under Clause 12.1 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 12.1 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

24.16	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

24.17	Relationship with the Lenders

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 28.4 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 28.2 (Addresses) and paragraph (a)(ii) of Clause 28.4 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.18	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.19	Agent’s management time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 24.14 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.21	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 24.21 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Ordinance.

24.22	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 24.21 (Role of Reference Banks), Clause 32.3 (Other exceptions) and Clause 34 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Ordinance.

25.	SHARING AMONG THE FINANCE PARTIES

25.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers (whether by set-off or otherwise) any amount from the Borrower other than in accordance with Clause 26 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 26 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partial payments).

25.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 26.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

25.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 25.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)

at the time of the request by the Agent under paragraph (a) above, the Sharing Finance Party will be subrogated to the rights of the Recovering Finance Party in respect of the relevant Redistributed Amount; and

(c)

if and to the extent that the Sharing Finance Party is not able to rely on its rights under paragraph (b) above as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

25.5	Exceptions

(a)	This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 25 have a valid and enforceable claim against the Borrower.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

26.	PAYMENT MECHANICS

26.1	Payments to the Agent

(a)

On each date on which a Party is required to make a payment under a Finance Document, that Party shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

26.2	Distributions by the Agent

(a)

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to the Borrower) and Clause 26.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

(b)

The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

26.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 27 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

26.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to any Administrative Party under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

26.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.7	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.8	Currency of account

(a)	A repayment of a Loan or Unpaid Sum or party of a Loan or Unpaid Sum will be made in the currency in which that Loan or Unpaid Sum is denominated under this Agreement on its due date.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

26.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

26.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 32 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

27.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.4	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 28.4.

28.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.	CALCULATIONS AND CERTIFICATES

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

29.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

30.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

32.	AMENDMENTS AND WAIVERS

32.1	Required consents

(a)

Subject to Clause 32.2 (All-Lender matters) and Clause 32.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 32.

32.2	All-Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	the receipt of the documents and other evidence specified in Clause 4.1 (Initial conditions precedent);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)

an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(g)	any provision which expressly requires the consent of all the Lenders; or

(h)

Clause 2.7 (Finance Parties’ rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Change of control), Clause 7.7 (Application of prepayments), Clause 22 (Changes to the Lenders), Clause 23 (Changes to the Borrower), Clause 25 (Sharing among the Finance Parties), this Clause 32, Clause 36 (Governing Law), or Clause 37.1 (Jurisdiction of Hong Kong courts), shall not be made without the prior consent of all the Lenders.

32.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of an Administrative Party or a Reference Bank (each in their capacity as such) may not be effected without the consent of that Administrative Party or that Reference Bank, as the case may be.

32.4	Replacement of Screen Rate

(a)

Subject to Clause 32.3 (Other exceptions), if the Screen Rate is not available for US Dollars or euro, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to US Dollars or euro (as the case may be) in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)

its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

32.5	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document (other than a consent, waiver, amendment referred to in paragraphs (c), (d) or (f) of Clause 32.2 (All-Lender matters) or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made, unless the Borrower and the Agent agree to a longer time period in relation to such request:

(a)

its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

33.	CONFIDENTIAL INFORMATION

33.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Disclosure of Confidential Information) and Clause 33.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

33.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, service providers, partners, insurance providers and Representatives, head office and branch offices such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (b) of Clause 24.17 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.11 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)

in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

33.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or the Borrower the following information:

(i)	name of the Borrower;

(ii)	country of domicile of the Borrower;

(iii)	place of incorporation of the Borrower;

(iv)	date of this Agreement;

(v)	Clause 36 (Governing Law);

(vi)	the names of the Agent and the Mandated Lead Arrangers and Bookrunners;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currency of the Facilities

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Final Repayment Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or the Borrower by such numbering service provider.

33.4	Data privacy

The Agent may collect, use and disclose personal data about the Borrower and other Finance Parties (if it is an individual) or individuals associated with the Borrower and/or Finance Parties (whether or not it is an individual), so that the Agent can carry out its obligations to the Borrower and/or, as the case may be, Finance Party and for other related purposes, including auditing, monitoring and analysis of its business, fraud and crime prevention, money laundering, legal and regulatory compliance, and the marketing by the Agent or members of HSBC Holdings PLC together with its subsidiary undertakings from time to time of other services. The Agent may also transfer the personal data to any country (including countries outside where the Agent provides the services to be provided under the terms of this Agreement where there may be less stringent data protection laws) to process information on the Agent’s behalf. Where it is processed, the personal data will be protected by security measures and a degree of care to which all members of the HSBC Group and their staff are subject and will only be used in accordance with the Borrower’s and/or as the case may be, the Finance Party’s instructions. In this Clause 33.4, the HSBC Group means HSBC Holdings plc together with its subsidiary undertakings from time to time.

33.5	Entire agreement

This Clause 33 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

33.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 33.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 33.

33.8	Continuing obligations

The obligations in this Clause 33 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

34.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

34.1	Confidentiality and disclosure

(a)

The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)

The Agent’s obligations in this Clause 34 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

34.2	Related obligations

(a)

The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 34.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 34.

34.3	No Event of Default

No Event of Default will occur under Clause 21.3 (Other obligations) by reason only of the Borrower’s failure to comply with this Clause 34.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement is governed by the laws of Hong Kong.

37.	ENFORCEMENT

37.1	Jurisdiction of Hong Kong courts

(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Ctrip.com (Hong Kong) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 37.2.

37.3	Waiver of immunities

The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)

execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

Borrower

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Authorized Signatory

Mandated Lead Arranger and Bookrunner

BANK OF COMMUNICATIONS CO., LTD. HONG KONG BRANCH

By:	/s/ Authorized Signatories

Mandated Lead Arranger and Bookrunner

THE BANK OF EAST ASIA, LIMITED (東亞銀行有限公司)

By:	/s/ Authorized Signatories

Mandated Lead Arranger and Bookrunner

CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED

By:	/s/ Authorized Signatories

Mandated Lead Arranger and Bookrunner

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Authorized Signatory

Mandated Lead Arranger and Bookrunner

THE KOREA DEVELOPMENT BANK

By:	/s/ Authorized Signatory

Mandated Lead Arranger and Bookrunner

BANK OF CHINA LIMITED

By:	/s/ Authorized Signatory

Original Lender

THE EXPORT-IMPORT BANK OF CHINA, SHANGHAI BRANCH

By:	/s/ Authorized Signatory

Original Lender

CHINA EVERBRIGHT BANK SHANGHAI BRANCH

By:	/s/ Authorized Signatory

Original Lender

CHINA ZHESHANG BANK CO., LTD. SHANGHAI BRANCH

By:	/s/ Authorized Signatory

Original Lender

BANK OF CHINA (HONG KONG) LIMITED

By:	/s/ Authorized Signatory

Original Lender

BANK OF CHINA LIMITED SHANGHAI CHANGNING SUB-BRANCH

By:	/s/ Authorized Signatory

Original Lender

CHINA DEVELOPMENT BANK HONG KONG BRANCH

By:	/s/ Authorized Signatory

Original Lender

CHINA MINSHENG BANKING CORP., LTD. SHANGHAI BRANCH

By:	/s/ Authorized Signatory

Original Lender

THE BANK OF EAST ASIA, LIMITED (東亞銀行有限公司)

By:	/s/ Authorized Signatories

Original Lender

CHINA CONSTRUCTION BANK (ASIA) CORPORATION LIMITED

By:	/s/ Authorized Signatories

Original Lender

CHINA MERCHANTS BANK SHANGHAI BRANCH

By:	/s/ Authorized Signatory

Original Lender

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Authorized Signatories

Original Lender

AGRICULTURAL BANK OF CHINA SHANGHAI BRANCH CHANGNING SUB-BRANCH

By:	/s/ Authorized Signatory

Original Lender

INDUSTRIAL BANK CO., LTD. SHANGHAI TIAN SHAN SUB-BRANCH

By:	/s/ Authorized Signatory

Original Lender

CHINA EVERBRIGHT BANK CO., LTD., HONG KONG BRANCH

By:	/s/ Authorized Signatories

Original Lender

CHIYU BANKING CORPORATION LIMITED

By:	/s/ Authorized Signatories

Original Lender

CMB WING LUNG BANK LIMITED

By:	/s/ Authorized Signatories

Original Lender

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA) LIMITED

By:	/s/ Authorized Signatories

Original Lender

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD.

By:	/s/ Authorized Signatories

Original Lender

BANK OF COMMUNICATIONS CO., LTD. HONG KONG BRANCH

By:	/s/ Authorized Signatories

Original Lender

BANK OF COMMUNICATIONS CO., LTD. SHANGHAI MUNICIPAL BRANCH CHANGNING SUB-BRANCH

By:	/s/ Authorized Signatory

Original Lender

KDB ASIA LIMITED

By:	/s/ Authorized Signatory

Original Lender

THE KOREA DEVELOPMENT BANK

By:	/s/ Authorized Signatory

Original Lender

CHONG HING BANK LIMITED

By:	/s/ Authorized Signatories

Original Lender

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Authorized Signatories

Original Lender

THE KOREA DEVELOPMENT BANK, SHANGHAI BRANCH

By:	/s/ Authorized Signatory

Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Authorized Signatory